Exhibit 99.2

Event ID:   138661138489

Culture:   en-US

Event Name: Q4 2014 Implant Sciences Corp Earnings Call

Event Date: 2014-09-29T20:15:00 UTC

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Notes:

Converted From Text Transcript

138661138489

Q4 2014 Implant Sciences Corp Earnings Call

September 29, 2014

C:  Glenn Bolduc; Implant Sciences Corporation; Chairman, President, CEO

C:  Roger Deschenes; Implant Sciences Corporation; CFO

C:  Darryl Jones; Implant Sciences Corporation; VP - Sales & Marketing

C:  Bill McGann; Implant Sciences Corporation; COO

P:  Mark Jordan; Noble Financial; Analyst

P:  Kenneth Rybicki; ; Private Investor

P:  Joe Munda; Sidoti & Company; Analyst

P:  Mark Hillsburn; ; Private Investor

P:  Patrick Mayor; ; Private Investor

P:  Eric Panzik; ; Private Investor

P:  Mark Wilcheck; ; Private Investor

P:  Aaron Jacoby; ; Private Investor

P:  Sean Sullivan; ; Private Investor

******************************************************

C: Glenn Bolduc;Implant Sciences Corporation;Chairman, President, CEO

C: Roger Deschenes;Implant Sciences Corporation;CFO

C: Darryl Jones;Implant Sciences Corporation;VP - Sales & Marketing

C: Bill McGann;Implant Sciences Corporation;COO

P: Mark Jordan;Noble Financial;Analyst

P: Kenneth Rybicki;;Private Investor

P: Joe Munda;Sidoti & Company;Analyst

P: Mark Hillsburn;;Private Investor

P: Patrick Mayor;;Private Investor

P: Eric Panzik;;Private Investor

P: Mark Wilcheck;;Private Investor

P: Aaron Jacoby;;Private Investor

P: Sean Sullivan;;Private Investor

P: Operator;;

+++ presentation

Operator^ Good day, ladies and gentlemen, and welcome to the Q4 2014 Implant Sciences Corporation earnings conference call. My name is Whitney, and I will be your operator for today.

At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session.

(Operator Instructions).

As a reminder, this call is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Mr. Glenn Bolduc, President and Chief Executive Officer. Please, proceed.

Glenn Bolduc^ Thank you very much, Whitney. And I would like to thank everyone to Implant Sciences' fourth quarter fiscal 2014 earnings conference call. We are going to do this a little differently today.

I am going to offer some brief remarks at the beginning, ask Roger to review the financials with you and then I will offer more description on the activities in the business. We also welcome those of you who are joining us via a webcast today.

On the call with me this afternoon are Dr. Bill McGann, our Chief Operating Officer; Roger Deschenes, who I just mentioned a moment ago, our Chief Financial Officer, and Dr. Darryl Jones, our Vice President of Sales and Marketing.

In many regards, fiscal 2014 was a very good year for the Company. If a few things had happened faster that we will discuss with you, we believe that we would be talking about our best year ever.

We did achieve two major approvals. Addition to the qualified product section of the air cargo screening technology list and certification by STAC in France. I embarrassed myself once telling you what STAC was, just know it's the likely equivalent to TSA in France.

We continue to make progress on other certifications and in August, we passed our biggest milestone to-date when the QS-B220, our benchtop was added to the TSA's qualified product list, also known as the QPL.

Our relationship with the Transportation Security Laboratory remains very strong, and in April of this year we announced that we have signed a new cooperative research and development agreement with the TSL to use the benchtop as a "gold standard" trace detector in the development of the next generation of trace detection requirements. With this agreement, Implant Sciences has moved from a company chasing performance standards to one that is truly helping to define them.

Despite the delays in certifications, we were able to achieve significant growth in new international sales bookings. The missing component from our original plan was sales to the U.S. government. We have reported that to you previously.

Our remaining steps for this are executing an indefinite delivery, indefinite quantity or IDIQ contract with the TSA and then securing orders against that IDIQ. The history of this process again demonstrates the difficulties in predicting exact timelines. However, we believe that the IDIQ is on track and we remain confident regards to an anticipated procurement award in the near future.

We believe that fiscal 2014 has positioned Implant Sciences for immediate and long-term success and we remain excited about the opportunities that are in front of us. Roger will provide a brief financial report on the Company's results for the quarter and fiscal year ended June 30, 2014. We will then provide deeper insight into the non-financial aspects of the Company, its operations, and our plans going forward. Following our prepared marks, we will open the call up for questions from today's participants.

Roger, why don't you take over?

Roger Deschenes^ Okay. Thank you, Glenn. A little bit of housekeeping. During this afternoon's presentation, we will make forward-looking statements concerning upcoming events and our expectations regarding the Company's financial performance. Each time we do we'll try to identify these statements with words such as expect, believe, anticipate and other words that indicate potential events.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements.

Please consider the risk factors contained in the press release issued today September 29, 2014 and stated during this conference call as well as the risk factors and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, which is on file with the Securities and Exchange Commission.

During our presentation, we may discuss or disclose non-GAAP measures. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with U.S. GAAP. The presentation of non-GAAP information is intended instead to provide additional information to investors to facilitate the comparison of past and present results.

A replay of the conference call will be available for a limited time by dialing 888-286-8010 within United States or 617-801-6888 outside the United States and entering the passcode 70417507.

Any forward-looking statements we make today are based on assumptions which we believe to be reasonable as of today, September 29, 2014. We undertake no obligation to update these statements as a result of future events. Finally, this conference call is the property of Implant Sciences Corporation and any recording, reproduction or rebroadcast of this conference call without the expressed written consent of Implant Sciences Corporation is prohibited.

On September 29, 2014, we issued an earnings press release summarizing our financial performance for the quarter and year ended June 30, 2014. Our annual report on Form 10-K for the fiscal year ended June 30, 2014 was filed this afternoon with the Securities and Exchange Commission.

I will began now by reviewing the fiscal results. Revenues for the quarter ended June 30, 2014 were $1,529,000 as compared with $2,402,000 for the comparable prior year period, a decrease of $873,000 or approximately 36%. For the year ended June 30, 2014, revenues were $8,552,000 which compares with $12,017,000 for the prior-year period, a decrease of $3,465,000 or approximately 29%.

The revenue decrease in the quarter ended June 30, 2014 is due primarily to decreased shipments of our QS-B220 desktop into Asia, Europe, the Middle East and United States air cargo screening facilities, decreased unit shipments of our QS-H150 handheld units in Latin America and to a lesser extent, decreased sales of parts and supplies.

For the year ended June 30, 2014 the revenue decrease is primarily due to the shipment of QS-H150 handheld units under our contract with the India Ministry of Defense in the prior-year period and this is partially offset by increased sales of our QS-B220 desktop units to U.S. air cargo screening facilities, increased shipments into Latin America, Europe and agencies of the U.S. government.

The average unit sell price on sales of our QS-H150 handheld units for the quarter and year decreased approximately 8% and 4%, respectively. The average unit sell price for our QS-B220 remained relatively unchanged.

Gross margin for the quarter ended June 30, 2014 was a loss of $135,000 or 8.8% of revenues which compares with $697,000 or 29% of revenues for the prior-year period. For the year ended June 30, 2014 gross margin was $2,054,000 or 24.2% of revenues which compares with $3,429,000 or 28.5% of revenues.

The decrease in gross margin dollars for the quarter and year ended June 30, 2014 is due primarily to decreased sales of our QS-H150 handheld units.

The decrease in gross margin percentage for both the quarter and year ended June 30, 2014 is primarily due to an increase in our manufacturing overhead and this is mainly personnel and occupancy costs, an increase in provisions for obsolete inventory as compared to the prior year period and this is partially offset by the decrease in stock-based compensation recorded on stock option grants to officers and directors in September 2012.

Research and development expense for the quarter ended June 30, 2014 was $1,186,000 which compares with $1,233,000 for the prior-year period, a decrease of $47,000 or approximately 4%. Our research and development expense for the year ended June 30, 2014 was $4,787,000 which compares with $4,754,000 for the comparable prior year period, an increase of $33,000 or just under 1%.

The decrease in research and development expense for the quarter is due to the stock-based compensation recorded on the September 2012 officer and director option grants in the prior-year period. For the full year the increase in research and development expense is primarily due to increased payroll related benefit cost and occupancy cost.

Again, this is offset partially by the decrease in stock-based compensation. Stock-based compensation for our research and development expense decreased $139,000 and $626,000 respectively for the quarter and year when compared to the prior year periods.

Selling, general and administrative expenses for the quarter ended June 30, 2014 were $2,449,000 as compared with $3,515,000 for the prior year period, a decrease of $1,066,000 or about 30%. For year ended June 30, 2014, selling, general and administrative expenses were $11,388,000 as compared with $20,630,000 for the comparable prior year period, a decrease of $9,242,000 or just under 45%.

The decrease in selling, general and administrative expenses for the quarter and the year are due primarily to decreased stock-based compensation recorded on the September 2012 officer and director option grants. This decrease is partially offset by increases in several administrative expenses which are detailed in the earnings release.

For the quarter ended June 30, 2014, other expense was $1,899,000 which compares with other expense of $1,493,000 for the prior-year period, an increase of $406,000. For the year, other expense was $6,889,000 which compares to $5,399,000 for the prior-year period, an increase of $1,490,000.

The increase in both the quarter and year is due primarily to increased interest expense on higher borrowings under our credit facility with DMRJ and to a lesser extent borrowings under a new senior secured promissory note.

Our net loss for the quarter ended June 30, 2014 was $5,669,000 which compares with a net loss of $5,544,000 for the comparable prior year period, an increase in the net loss of $125,000. The increase in net loss is primarily due to lower sales and gross margin, increased operating expenses and increased interest expense. This is partially offset by the decreased stock-based compensation we have discussed previously.

Our net loss for the year ended June 30, 2014 was $21,010,000 as compared with a net loss of $27,354,000 for the comparable prior year period, a decrease of $6,344,000. The decrease in the net loss is primarily due to the decrease in stock-based compensation, again recorded on the September 2012 officer and director option grants in the year ended June 30, 2014. This is partially offset by increased operating expenses and increased interest expense.

Aggregate stock-based compensation recorded on employee stock options and non-employee warrants amounted to $579,000 for the quarter ended June 30, 2014 which compares to $1,797,000 in the comparable prior year period and amounted to $3,707,000 for the year ended June 30 2014 which compares to $14,604,000 in the prior-year period.

That concludes the financial report and I will now turn the call back over to Glenn.

Thank you, Roger in our last earnings call

Glenn Bolduc^ Thank you, Roger. In our last earnings call, we talked about the Company being at an inflection point, defined as a time in the life of the business when all of its fundamentals are about to change.

The impact of this change will be so profound that in the future, it may well sound like we are talking about a completely different company. Over the next few minutes, we will discuss these changes and what we are doing to complete our mission.

The catalyst for this change is upon us and as we position the Company to achieve one of our longest and dearest held goals, securing stable and profitable revenue stream for the Company, a big part of this is sales to the United States government, which we touched on in our opening remarks. Our B220 was placed on the QPL just last month, 31 days ago and we have submitted our bid in the tender for the next buying cycle for the government.

We know that historically the government's buying cycle at the end of its fiscal year, which is upon us, presents challenges for the government contracting processes. However, we have every reason to believe that the IDIQ will be forthcoming and we remain positive about that outcome.

When we were planning for fiscal 2014, our budget for non-U.S. government sales was $9 million. As Roger just reported, our actual results were $8.6 million nearly all of which were non-U.S. government, which is an achievement of about 95% of that part of the budget.

Given that the budget was created with the assumption that we would achieve QPL status during the first half of the year, which would have also increased our rest of world opportunity, 95% is a reasonably acceptable performance in that one sector or taking that one sector alone. Not having a product on the QPL precluded us from bidding on other business.

When looking at yearly revenues for Implant Sciences, I am sure many of you noted the significant bump in revenues in fiscal year 2013. It's no secret that our 2013 revenues were influenced by the large Indian MoD order that we recorded, which was almost $6 million and was about half of our revenue that year.

Large orders such as the India order tend to skew year-to-year comparisons for growing companies like ours. If you were to exclude the revenues associated with India MoD and compare a normalized 2013 with 2014, you see a 35% growth in sales year-over-year in like kind of business. We can't do that in this kind of an analysis, but if you did that would be viewed as a respectable achievement.

With the approvals and certifications in hand our fiscal 2015 budget plans to bring the Company to profitability by the end of the fiscal year. Included will be a strong contribution from sales to the U.S. government as well as expanded international sales. We have reviewed this budget in detail with our sales team earlier this month. They not only renewed their commitment to the goal but expressed strong confidence in their ability to achieve. This confidence is driven by several factors.

Let's start with certifications. Certifications are critical to unlocking major sections of the market and we just received the single most important certification of all. In much of the world, the TSA's QPL or qualified products list is the primary certification required in request for proposals and tenders.

For those who have been doubting that this would translate to sales, we already have proof. An order we have been working on for some time, the sale of benchtops to the Incheon International Airport in Korea went through almost immediately after we were added to the list. Fundamentally, they made it a condition that we be on the QPL before they buy from us, even though they didn't need TSA qualification.

Based on discussions during our weekly sales pipeline meetings, we believe this is the first of many.

Certifications also represent a significant gate to winning business in Europe. For some time, the European Civil Aviation Conference or the ECAC has been working on a unified performance standard for explosives trace detection equipment.

For the last two years, completion of this work had been considered imminent and buyers have been hesitant to purchase equipment until they knew which products would meet the standard. ECAC established back in the 1990s, by the way, completed its draft of the standard and associated test known as the Common Evaluation Process or acronym CEP, just last year.

Implant Sciences was one of the few suppliers asked to participate in the trial of the CEP last winter. With the information obtained from that trial, ECAC finalized the performance standard and testing procedure earlier this year and the first round of formal tests is underway.

We have been advised unofficially that the benchtop QS-B220 will be included in the initial list of products that have passed the CEP when it is published later this fall. We anticipate that the publication of the ECAC test results for explosives trace detectors will trigger a wave of buying across all 44 ECAC member states.

We have already had meetings with the purchasing authorities in several of these countries and expect to be in an excellent position to capture a good share of this business.

None of this is worth anything without access to the decision-makers and this is where our investment in growing our sales channel is paying off. The security and defense market tends to be one with long sales cycles that rely heavily on trusted relationships. Relationships like these take time to build. Where possible, we have added distributors that already possess these relationships.

In other areas, we have developed the relationships ourselves. The net effect is that we have much better visibility into explosive trace detection procurements around the world. We see more deals so we have the opportunity to win more.

Within Canada, the Canadian Air Transport Security Authority, CATSA, regulated by Transport Canada, began lab test and evaluation of the benchtop just not long ago. CATSA does not possess a technology certification process, but they do have an approval process. They have expedited the evaluation of our system.

It is nearly complete, and we are expecting an encouraging final report to be ready to allow us to compete for future procurements within CATSA's fiscal year, which ends March 30.

Then finally, there is TSA. Having completed our submission of the IDIQ contract with the TSA several months ago, we are simply awaiting final approval of that document. We had hoped to have it for you by this time.

This contract provides the federal government the ability to quickly buy what they need when they need it and reaching this milestone will remove all barriers to procuring and deploying Implant Sciences equipment for passenger and baggage screening across the United States.

To reiterate what we said earlier, we are confident that we have met all of the requirements to obtain an IDIQ, which will be a landmark event for the Company and more importantly we believe we will be successful in winning a sizable award from the contract.

Taken altogether, this represents exactly the opportunity we have been marching towards since entering the trace detection market some years ago. Today we would like to talk briefly about our plans to continue the growth of the Company in the coming years. We are all well aware of the developments in the Middle East and the evolving threat that ISIS and other terrorist organizations pose to the United States homeland, to American interests abroad, as well as to our allies.

We have learned that these groups remain intent on attacking us and our government is working hard to counter that threat here in the United States as well as abroad. We know that these groups continue to look for vulnerabilities to exploit for attacks, whether it be in the aviation industry or mass transportation systems or other soft targets. Successful defense against these evolving threats requires a comprehensive system of intelligence, law enforcement and security initiatives.

Implant Sciences' trace detectors are a critical component of that system by offering the best available technology to be applied wherever that threat appears. As we have proven with our deployments in airports, subway systems, office buildings, as well as sports venues.

To stay ahead of evolving threats, it will be necessary to screen more people and bags in less time at lower cost and while using fewer personnel than ever before. We will need to protect a wider range of locations against an increasingly diverse array of attack vectors coming from a growing number of terrorists, all while maintaining our normal way of life.

The fact is that everything we as a company have achieved so far has been done without leveraging the full value of our intellectual property. We hold patents in trace detection technologies that run from sample collection through analysis with more on the way. With what is widely regarded as the most impressive and accomplished team of experts in our industry, Implant Sciences will greatly expand its reach in the security market by turning these unique capabilities into new products.

IHS Research estimates that the explosives, weapons and contraband detection equipment market, which includes X-Ray systems, metal detection and explosive trace detection will exceed $2 billion by 2017.

On top of that, about $400 million of chemical detection equipment is currently sold worldwide every year. Neither of these figures considers new products to meet the new threats emerging in the market. Consider then potential new opportunities in subways.

In China, they are conducting airports style screening on subway passengers and creating huge lines. Others are worried about the possibility of a chemical attack like the 1995 Tokyo subway event, but this time done with a more effective delivery system.

Implant Sciences' technology holds the potential of providing solutions for both these problems. Our Ion Mobility Spectrometry analysis engine is capable of detecting chemical warfare agents and our patented vortex collector offers opportunities to screening large number of people in short periods of time. Subways are just one market.

We estimate that the path we have taken has already grown the Company's total available market from something measured in tens of millions of dollars to something measured in hundreds of millions of dollars. By exploiting the unused capabilities in our IP portfolio, we believe that we can reach a total available market measured not in tens of millions or hundred of millions, but rather one that is measured in billions of dollars.

When we first entered the security market, we had a great team and great products and not much else. In virtually all other regards, sales channel, financial resources, certifications, et cetera, the competition has been ahead of us.

In fact, way ahead of us. Catching up has required a lot of hard work, and yes, a lot of money. We believe we have closed the gap and have the momentum not just to catch them, but to surpass them completely. Reaching this point has required the support and assistance of many. Foremost among these are our dedicated employees. I couldn't ask for a better team and we are immensely proud of the efforts they have all expended in pursuing our goals.

We have thanked the DMRJ Platinum Group several times over the years and do so again today. Their agreement last spring to extend our loans until March 2015 assures we have the time to realize our goals.

We would like to thank you, our shareholders, who have to be one of the more passionate groups in the market. We know very few of you are willing to part with you share and we appreciate your support. Your advice and encouragement have proven to be true assets to the Company as we have made this turn.

We thank the distributors who have helped us open new markets, develop new contacts, and deliver our products to an ever-expanding base of customers.

And finally we thank all the industry experts, government officials and dedicated scientists who have offered us insights and advice in shaping our trace detection products.

When we first started, the obstacles between us and success were many. Some were very high. One by one, we have overcome them all. We have reached the point where we have a clear vision to the sales volume we need and a defined path that will let us achieve it. As we have noted before, this team has not failed in reaching a single one of their goals that we have set over the last few years. We are not going to change now.

Humorist Lewis Grizzard used to like to close his stage appearance with the line and I quote, Life is like a dogsled team. If you ain't the lead dog, the scenery never changes.

The same can be said about companies and markets. We have been chasing the market for so long, it can sometimes seem like the story is never changing, but it is. We have built the product, built the team, built the sales channel and are winning the certifications. The way we see it, is that Implant Sciences is poised to become the lead dog in this market. The scenery is about to change a lot.

With that, we will close and we will take your questions. Thank you.

+++ q-and-a

Operator^ Your first question comes from the line of Mark Jordan with Noble Financial. Please proceed.

Mark Jordan^ Good afternoon, gentlemen. First, a question relative to the IDIQ that you are expecting. Do you have a sense as to how many years, what's the time or duration of that procurement contract? And do you have a sense of what the size of that contract may be?

Glenn Bolduc^ Unfortunately, Mark, it's not something that we can discuss. So I don't mean to be evasive to your question. I am trying to be as direct as I possibly can be.

Mark Jordan^ All right. I will move on in another area.

Glenn Bolduc^ Okay.

Mark Jordan^ Has TSA purchased any meaningful numbers of desktop units in the last 12 to 18 months? And a second related question, do you have an idea as to the age of the installed base out there? Any sense as to what percent of their units, say, are seven plus years old, which would probably be close to end-of-life?

Glenn Bolduc^ The answer to your first question, have there been any purchases in the last 12 to 18 months, we are not aware of any. In fact, we have not seen any tenders that have gone out and I am sure you are referring to purchases from TSA.

Mark Jordan^ That is correct.

Glenn Bolduc^ Okay. With regard to the number of units, there are figures that are published, okay, that discuss the number of units that they bought from year-to-year and you have got a good number of units that are well beyond three or four years old.

Mark Jordan^ Okay. Can you give us any insight as to the response of other governmental agencies that I know that you been talking to in terms of being placed on the QPL? And do you have a sense that other agencies, in addition to TSA, may have some meaningful purchase intentions in a relatively near period of time?

Glenn Bolduc^ Rather than me answer you with a lot of subjectivity, I am going to ask Darryl Jones to address that. Darryl?

Darryl Jones^ Yes, there is a requirement. We have said this a lot of times. There is a requirement on some certain tenders by larger countries for TSA certification or really what is known as being on the qualified product list. And with that, we are now able to enter into that space. We have been waiting for this moment for quite a long time. We have been talking about it.

And I can tell you now, there are active tenders that are out there that are indeed are saying, we must be on the QPL. I won't give out specific numbers, but these are public tenders. I can tell you this right now, there is probably about 100 to 200 units of tenders out there that actually asking for the QPL. And these are all outside the United States.

Mark Jordan^ Okay. I was referring also to domestic federal agencies. I think you talked about the opportunity of marketing to a couple of agencies that had or at least one that had large procurement need. Has there been any movement now that you been placed on the QPL list? And do you have a sense of when you might see something there?

Glenn Bolduc^ Mark, let me answer that question. This is Glenn again. Let me answer that question. We need to be on the QPL before we can respond to that tender. We are on the QPL right now.

So we will respond to it when it is available, when it comes out. The fact that we may be into an IDIQ with TSA will only serve to help us with that. The opportunity in other government agencies is significant and we believe we are very well positioned to meet that need.

Mark Jordan^ Okay. Final question for me. Relative to the TSA IDIQ, would other federal agencies be able to purchase through TSA on that IDIQ?

Darryl Jones^ The requirement really is for the United States and often the validity, if you will, that QPL gives to the country is the Texan standards.

Mark Jordan^ Okay. Again, excuse me, what my question, what I tried to say was, hypothetically if the Department of Defense wanted to purchase explosives trace detectors, could they purchased through the TSA IDIQ or would they have to do an independent tender?

Darryl Jones^ They typically purchase through, let's call it, GSA. It's another contract vehicle.

Glenn Bolduc^ So the answer to you question, Mark, is they would not be able to purchase through the IDIQ that we would negotiate with TSA.

Mark Jordan^ Okay.

Glenn Bolduc^ It would be separate from that.

Mark Jordan^ Thank you very much.

Glenn Bolduc^ Thank you.

Operator^ Your next question comes from the line of Kenneth Rybicki, an individual investor. Please proceed.

Kenneth Rybicki^ Hello.

Glenn Bolduc^ Hi. How are you?

Kenneth Rybicki^ I am pretty good, but I have an odd question. I started investing with your company more than 10 years ago. I have been very patient. The minute I heard about this device that could detect things better than anything else out there, I began investing. I have been accumulating shares for more than a decade and my question regards the fact of the type of investing I do.

I normally look for breakthrough technologies and then I wait. I have waited quite a while with your company, in fact. Now that we are getting close, I know you are not allowed to speculate, but if I can do this speculation for you and then answer my question, once we get some kind of orders in the dozens or hundreds, whether they come from airport security or the TSA, individual airlines, I expect the stock to go parabolic.

Now my problem is, every time I have invested in biotechs or energy and the stock went parabolic, the next thing the companies did was a secondary to pay down debt and they let these Johnny-come-latelies in at 20% or 25% below market, diluting my shares that I have been hanging on to for years.

I am hoping that you can tell me or assure me that when we finally reach our goal, you will not let us be diluted, that you will restructure your debt through the same systems you have been using all along of we will pay you interest at low rates because interest rates are low, but we are not going to issue millions of shares and mess with the people who have been waiting and waiting and waiting for this to happen. That's my question.

Glenn Bolduc^ Mr. Rybicki, thank you very much for your question. Thank you very much for your investment, starting 10 years ago, and thank you very much for your patience in working with us. When we took over, it was about five, six years, actually it was over six years ago now, it was a quite different company than what you had invested in perhaps 10 years ago.

What we have attempted to do is secure the approvals and certifications necessary so that we could grow this company. We have done that in a financing way that has worked so far, okay. I can't really answer as to what we will do in the future, relative to the question that you asked, because I do not know. I do not know what next year or next month, for that matter, holds here.

What we have attempted to do is position the Company as best we can to take advantage of the markets that we are addressing and at that point we will look at all of the alternatives associated with the question that you asked. I am sure that doesn't give you a definitive answer, but this is a process and every time we go through it, we have just got to figure out how we get to the next corner.

We do have a strategy. That strategy has been to secure all of these certifications. The reason for that is, as we know that's where the markets are. We also know that the soft targets that exist are real and those soft targets are going to have to be defended. We believe the market can grow.

And we believe we can take our fair share of that market. There is obviously nothing guaranteed in that comment. But in terms of financing out into the future, hard to predict right now, sir.

Whitney, can you please put up the next question?

Operator^ Your next question comes from the line of Joe Munda with Sidoti & Company. Please proceed.

Joe Munda^ Good afternoon, Glenn. Thanks for taking the questions. Real quick, you made a comment, you are forecasting profitability in fiscal 2015. In your mind, what level of revenue gets you there as far as profitability? What about breakeven?

Glenn Bolduc^ That number has to be north of $20 million, Joe, and that's on an EBIT basis.

Joe Munda^ On an EBIT basis, okay.

Glenn Bolduc^ Right, and that number has to be north of $20 million.

Joe Munda^ So you are looking for GAAP profitability in fiscal 2015?

Glenn Bolduc^ On an EBIT basis, yes.

Joe Munda^ On an EBIT basis, okay.

Glenn Bolduc^ Okay.

Joe Munda^ Okay. Glenn, also I did a little digging, looking at the TSA budget. I was just looking for may be some verification. Does $1 billion in the budget for the TSA devoted to explosive trace sound correct to you as far as the fiscal 2015 budget as what they are looking forward to spend?

Glenn Bolduc^ Joe, $1 billion makes sense, but it's for EDS, which is explosive detection systems. Okay, so that does encompass more than explosive trace. So I just want to fine-tune your question a little bit.

Joe Munda^ Okay. If you took just explosive trace as just a subset of that $1 billion, how much you think they could devote? Could half of it be devoted to explosive trace?

Glenn Bolduc^ Half is a big number, Joe, in a year.

Joe Munda^ Okay.

Glenn Bolduc^ Okay. I don't think that would be it, and I really wouldn't want to speculate as to what it will be. I think you know if we are successful in securing an IDIQ, I think it will become public and I think people will be able to see what the potential is and what this company's potential would be.

Joe Munda^ Okay. And then as far as the results in the fourth quarter, it seems like pretty immediate tromp off from the fourth quarter last year as well as sequentially here. Do you think that maybe that the Company's focus on this getting QPL status, getting the approvals, did it have any impact on the selling process in the fourth quarter? Or is it just a function of the buying cycle?

Glenn Bolduc^ I am going to offer you my comments and then I am going to ask Darryl to comment as well. I don't think any part of sales process has been distracted at all, in terms of developing the markets that they are looking to develop. I think the biggest issue we are facing is the world basically new we were securing TSA approval and certification for our product.

And beginning at about May or June, Darryl came to me and said Glenn everybody's looking for this TSA qualification and we had plenty of people telling us that once your approval occurred then come speak with us. We put in our prepared comments the Korean airport example. TSA approval isn't required in Korea, but what they did was they made it a requirement in the process. We received that approval.

Darryl and his sales team immediately went back to the Incheon officials and it was literally a matter of a week and we secured an order from them. And there have been other situations that are very similar to that.

Darryl, do you have anything to add?

Darryl Jones^ We actually start the quarter with probably the strongest pipeline that I think we have had in the Company since I have been here. And sometimes what happens is that some of the tender processes are just delayed beyond the quarter. You will see an uptick in some of those, I shouldn't say an uptick, but you will see the success of those tenders coming through this quarter and next quarter.

So some of it is just delays in the process itself. One thing I am encouraged on this is that we have visibility now to those tenders that require QPL. So we have visibility, if you will, to a broader ETD market to play in.

Joe Munda^ And Darryl, you had mentioned 200 possible benchtop unit opportunity total. Do you think that will play out in fiscal 2015?

Darryl Jones^ I am glad you asked that question. So what I mean by that is, one customer might say I need 60 of these types of units and another customer would say, I need 50 of these type of units. It will be in the tenders themselves. And yes, so we are responding to the tenders and that is supposed to play out in the fiscal year absolutely.

Joe Munda^ Okay, all right, and then I guess, Roger, assuming let's say $20 million revenue run rate for fiscal 2015, just using it as an example here. What would be the gross margin on $20 million? What would gross margin look like in that type of situation?

Glenn Bolduc^ Joe, I am going to answer that more broadly, if it's okay.

Joe Munda^ Yes, okay.

Glenn Bolduc^ The Company targets a 50% gross margin. Our model provides for 35 to 40 points going into R&D and to the marketing effort. And what I would rather do is, I do not want to get into the specifics to reveal any thing that might competitive here.

Joe Munda^ Yes. No, I understand, but thank you. That's actually helpful as far as....

Glenn Bolduc^ And EBIT profitability that I said before is north of $20 million, okay. But I do want to be careful with that.

Joe Munda^ Okay. That's all I had. Thank you.

Glenn Bolduc^ Thanks, Joe.

Operator^ Your next question comes from the line of [Mark Hillsburn], a private investor. Please proceed.

Mark Hillsburn^ Good afternoon.

Glenn Bolduc^ Good afternoon.

Mark Hillsburn^ I have more of a technical question. There is lot on the news about this untraceable clothing. Enlighten me as to what you know about it and does (technical difficulty) traceable?

Glenn Bolduc^ Sure. We had trouble hearing that, but I think your question was untraceable or undetectable explosives in clothing. And we get asked that question several times a day here by folks that will call us. I will offer you my answer and then I will ask Dr. McGann to comment on it as well.

When people will call in and talk to me and tell me they just heard on the TV that there explosives out there that are not detectable, be it in clothing or in anything else. The question I often ask is, who said that? And it's a little bit of an awkward conversation because I do make the people tell me and they tell me that they heard it from one of the new stations. I am not going to give any credit to any of them right now.

And then I asked did you hear that said by any government official? And then I give the Company answer to that which is, we detect everything that our government tells us we have to detect.

We would not have passed the testing in the IT&E process in summer of 2013 nor would we have passed any of the TSIF testing or the OT&E testing or any of the certification processes, if we weren't able to detect everything that our government says we are supposed detect. Further to that, what we have built is a platform that is expandable and the expandability or the scalability of our platform has been commented on by several governments where we been told that we provide as good a solution as could be asked for.

But that said, I would ask Bill, if you want to comment on the clothing question specifically, Bill? Or anything else?

Bill McGann^ Not so much specifically on the clothing, but what I would just add, it really isn't different is that, we do work very closely with the people in the governments that define these threats. So obviously we don't speak about them because that's part and parcel of the security equation.

Regarding our specific equipment and its capabilities, we aren't aware of any of the current or emerging threats that we don't have, what I would describe as, the bandwidth to capture and detect. So we feel pretty good about our new product offerings today and in the future in that regard. So we think we can cover adequately the current and what's known about the emerging threats.

Glenn Bolduc^ And we haven't been told that there is anything out there that we don't detect.

Mark Hillsburn^ Great. Thank you.

Thank you for your question.

Operator^ (Operator Instructions).

Your next question comes from the line of Patrick Mayor, private investor. Please proceed.

Patrick Mayor^ Hi, guys. I have got a question about your inventories. I came off the last call, and I don't know if I made this up in my head or what, but my impression was that you were really ramping your inventories up in expectation of your orders. As I am looking at the balance sheet, I see an uptick but not anything major. Can you comment on that?

Glenn Bolduc^ Roger, go ahead.

Roger Deschenes^ Well, Patrick, what you don't see in the numbers is, we were down in the handheld inventory, but up in the B220 inventory. So B220 inventory that we are purchasing in anticipation of achieving the IDIQ in an order from the government.

Patrick Mayor^ Okay. So my impression was, my memory is accurate that that you are forecasting increased in preparation of that?

Glenn Bolduc^ That is correct.

Patrick Mayor^ Okay, and just a second question too. Earlier in the call, Glenn, you had mentioned, I don't know if I characterized this right, but something about troubles in the TSA coming along with their process, ultimately making your decision. Can you comment a little bit more on that? And what are some of the factors that clearly we all thought by now there would be the IDIQ, can you comment on some of the things that you are aware of that are delaying that?

Glenn Bolduc^ It has nothing to do specifically with us. What I was trying to comment and I hope I came across clearly, was their process puts a lot of activity in the last month or last couple of weeks of their fiscal year. And there are contracts that they are negotiating and one of the things that we know is that TSA money actually carries over September 30 to October 1.

There are some budgets where if they don't spend it by September 30, the money expires. So what we are seeing is, what we are doing is, we are waiting on this right now and perhaps that could be one of the factors influencing it. I meant nothing else by my comment about the government's procurement practices.

Patrick Mayor^ Got it, okay.

Glenn Bolduc^ Okay.

Patrick Mayor^ And I do have one other question.

Glenn Bolduc^ Sure.

Patrick Mayor^ Earlier, we were just talking about the overall EDS budget of about $1 billion or so. To what visibility are you able to from TSA, et cetera to hone in an expectation on what the ETD budget is? I would expect that to be part of your process of developing your pipeline.

So you have a really good sense of what each of the potential customer's ETD potential spend is. Can you talk about that? What goes on with that?

Glenn Bolduc^ So let me just make a blanket statement. It's not something that we can speak to, unfortunately, but when and if the IDIQ is issued, I think it will provide some visibility to the world and we are expecting that there might even be an IDIQ issued to some of our competitors as well.

But I think that would give you some clear indication as to what kind of buying is intended. I really don't mean to be vague, but it's not something that we can talk about. Sorry.

Patrick Mayor^ Okay. Thank you

Operator^ Your next question comes from the line of Eric Panzik, private investor. Please proceed.

Eric Panzik^ Hi, Glenn. Congratulations on the accomplishments for the quarter. A couple of questions. You probably know the second one. So I will lead with the first one, the production. So a couple of numbers have been given out, that is $20 million breakeven on EBITDA basis. I assume that's annually. But you haven't mentioned what your capacity might be and if that capacity was somehow constrained by some vendor products that you can't get when you need him?

Glenn Bolduc^ Good question. When we started on this, we had very limited capacity within our facility, especially our old facility which had maybe 3,000 or 4,000 square feet for manufacturing space. You know that about 14 months ago we moved into a new facility where we have about 18,000 feet for manufacturing.

We have begun the process of ramping up our manufacturing capability and the goal is to be able to produce 200 units a month. And on a scale basis, we are there, we just don't have all of the people in place that get us there. We are probably at a number between 60 and 100 right now, and it's just a matter of adding the people so that we can achieve those higher numbers.

And everything that I am speaking about right now talks in terms of just one shift and most of us here do have experience with running multiple shifts which increases your capacity. But as of today, we are very pleased with our manufacturing process and the way we have been able to ramp up.

To the second part of your question, when you start talking about vendor availability, we work very, very closely with our vendors. And when I say very, very closely, I personally have responsibility for about 10 or 12 of them.

Brenda obviously works with all of them. Bill works with most of them. Roger takes on the other 30, 35, from a financial perspective. And our objective is to stay very close to them so that they understand the opportunity available to them, and they also work with us to help us achieve our goals.

What we believe is success with some of the stuff we have talked about earlier today breeds success for those vendors and what their objectives are and at the end they will be there for us.

Eric Panzik^ Cool. As far as the capacity is concerned, when you talk about the $20 million, call it one shift, call it two shifts, call it three shifts, could you do double, triple that?

Glenn Bolduc^ I believe we can, yes.

Eric Panzik^ Okay, great, and the second question which I ask every quarter is, we have had a couple of or we have had some nice appreciation of the stock, that's what I am in it for, and then we have had a couple of days where the stock has gone down 30% or 40% in a single day.

Pick a reason. I call it because we are on the pink sheets still, and I am hoping at some point a restructure and a move to a bigger exchange, let's say, is in the offing. Has there been any thoughts, dialogue toward that goal?

Glenn Bolduc^ Amen, Mr. Panzik. That's all I can say.

Eric Panzik^ At least it's on the mind.

Glenn Bolduc^ Yes, it clearly is on the mind. There are objective requirements that a company must achieve to get there. We believe that they are potentially within our reach. They aren't right now. So that's why we operate on the exchange that we are at. We think those people do a fine job for us. Relative to the volatility of the stock, it's because people are selling. It's the only reason.

The Company isn't selling any shares. You have called me, I know several times know separately and we make ourselves available. We try to be as transparent as we possibly can be to our shareholders, but unfortunately there were days when things are being said, done et cetera, et cetera.

And there is a sharp movement downward. Some people have you talked with me about the fact that our stock was a $1.80 just what a month ago. I view our company today as being at least as strong as it was on that day, if not stronger, with the stuff that we are working on, and some of the information that we have, but yet there has been a lot of stock that's traded and some of it traded today in $1.15 range, I noticed.

Eric Panzik^ Well again, congratulations. I think that you guys are doing the Lord's work there and certainly the quality of trading, there is a lot more trades that are going off at 50,000 shares lots and stuff.

So it telegraphs that they are bigger players that have a little longer range view in mind. I am long and strong and again, congratulations. I appreciate you taking the time in answering my question.

Glenn Bolduc^ Well, thank you for your support and thank you for your question.

Operator^ Your next question comes from the line of Mark Wilcheck, private investor. Please proceed.

Mark Wilcheck^ Hello, this is Mark Wilcheck, and I have been a private investor for more than 10 years. Several years ago, there was speculation that you would be coming out with a benchtop product that would be able to detect the level in a person's blood stream of narcotics or alcohol. Is anything like in works? Has also been put aside?

Glenn Bolduc^ First off, thank you very much for your investment in the Company and for your length of time. Our benchtop product does detect narcotics, but we detect trace levels of narcotics, that for the most part are outside, I think for the full part are outside the body. Am I right, Bill?

Bill McGann^ Indeed.

Glenn Bolduc^ Okay. But to the extent that if you could swab a person's hands or if a person's hands were to touch some kind of a card and we swapped off of a card, if there were any traces of explosives or narcotics in the oils of the person's skin, and they transcended to that card that we were sampling, well then yes, we would detect that, but I don't think we are a biological tester in the sense that Mr. Wilcheck has suggested here.

Mark Wilcheck^ I am sorry, there was speculation that the lasers used for spectrometry analysis would be able to scan a person's hand on a benchtop product and you would be able to use that technology for particle detection, not the use of a swab, with the use of like a skin laser to detect what was in the bloodstream.

Glenn Bolduc^ Well, yes. It's not what our core technology does. You might be, I could only guess, right. You might be referring to the fact that some people use things like Raman spectroscopy to measure blood sugar levels through the skin. Yes, I mean there is some kind of stuff like that but generally for contraband detection that would be considered fairly exotic.

Mark Wilcheck^ Okay. Thank you.

Glenn Bolduc^ Thank you for your question.

Operator^ Your next question comes from the line of [Aaron Jacoby], private investor. Please proceed.

Aaron Jacoby^ Hi. Thank you for taking my question. I am also a long-term investor and I am not really bothered by price shifts in the stock as it just depends on the supply of stock at a given moment in time.

My question is really related to marketing and I was wondering whether the handheld product is being marketed to sites that have large numbers of attendees such as NFL football games, NASCAR races, movie theater chains? And also second part of that would be, since you do scanning for narcotics, whether it is marketed and directed towards federal, state and county prisons for scanning of visitors as well as admittees to the prison.

Glenn Bolduc^ Thank you for your question. Everybody is looking at me because in the room, Darryl and Bill that is, simply because that's one of the things that we speak to, especially your question with regard to, I think you actually said NASCAR and sporting venues and we have actually done beta, or not beta but trial test at a NASCAR race, at golf tournaments, at football games, just to name a few.

We have been asked to participate in The Global Sports Summit discussion with regard to security and there was a lot of interest in what we were doing. We were also the product of choice at the Beijing Olympics back in 2008 and I am sure you are a long-term investor, you certainly remember that announcement.

We do believe that this marketability of our products to these venues, the typical response that we received is, you have got to be TSA approved and they have played that card with us in most situations. So that approval is something that we just recently secured 31 days ago on August 28, maybe it's 32 days ago. And we will be going back to all of those folks.

I think there was a second part of your question. This question was regarding?

Aaron Jacoby^ Action when prisoners were being admitted into jails as well as visitors to those prisons. Somebody who has often worked in those prison, narcotics and other drugs as well as chemicals are a problem and are often detected or found in cells and on the persons of people being admitted to jail.

So I was wondering whether that would require, since it's a different government jurisdiction, it is involved with the different jails at different levels, federal, state, county, city, and so forth. Is that an area that you have explored?

Glenn Bolduc^ I am going to ask Bill to answer that because he has actually quite a bit of experience with it.

Bill McGann^ Yes, and Darryl can chime in with me. We both do. So yes, you are quite correct. Trace detection has been used in both the Federal Bureau of Prisons as well as by state. Some notable states are California, Texas and Florida, because they have got lots of prisons in those states and there have been a number of programs where, I wouldn't say the market develop, but there has been some market definition in recent years.

And in, well, frankly, my former company, we did okay in some of those states going back in the previous generation. I think, to Glenn's point, we will be taking that position with our new technology platform to go see their appetite for change and new technology.

What I would also add, to give you a little comfort, is that not only has that technology been deployed for trial use around those states, but they have actually, the core technology has been accepted as admissible in court. So it does have some runway in that market and so you are dead on in that there is an opportunity there.

The market hasn't been developed to be as big as we would like right now. And this is some market development work that has to happen.

Darryl Jones^ This is Darryl. I will add to that as well. Take comfort in this fact that we have done an excellent job of segmenting the market to go after the type of opportunities that procure the fastest, if you will, the largest opportunities.

Ones that have established ETD procurement and so we can go after a whole lot of different segment at the same time, but we prefer to take a strategic opposition and go after the ones that are recapitalizing their marketplace. And then there is others that are demand creation.

We mentioned a couple of them. We have been successful with it. For example, we sold to the Sochi Games as well. So there are some sporting events that will procure ETD. So the bottom line is that we know what we are going after. We do segment the market and we just have it in a strategic, we approach the market in a strategic fashion.

Aaron Jacoby^ And the final part of that question is, do you anticipate ever being a service provider? In other words, do you ever anticipate contracting with one time events to provide scanners and the product, certainly at a fee that wouldn't involve purchasing, but that would involve the entire gamut of services related to security screening of events?

Glenn Bolduc^ Mr. Jacoby, it's not in our model right now. There certainly are service providers out there many of which you have reached out to us and who have spoken with us and it is interesting that the primary group being sports venues, because that's typically done on at a service provider level. But for now, we are a developer and a manufacturer and a seller of products today.

Aaron Jacoby^ Okay, well. Thank you very much for your responses and appreciate your hard work in all aspects. Thank you.

Glenn Bolduc^ Well, thank you for being an investor of ours.

Operator^ Your next question comes from the line of Sean Sullivan, private investor. Please proceed.

Sean Sullivan^ Hi, Glenn, everybody.

Glenn Bolduc^ Hi, Sean. How are you?

Sean Sullivan^ Good. How are you guys doing?

Glenn Bolduc^ We are doing great. Thank you.

Sean Sullivan^ I have a number of questions here. The former Soviet republics, has the new Cold War interfered with us selling to those republics or to Russia or to any other area in that part of the world?

Glenn Bolduc^ I am going to pass that question off to Dr. Jones.

Darryl Jones^ Political climate change and the impact. So we, a while ago, Sullivan, we brought on somebody to actually address that marketplace. I think we are doing a great job of penetrating it. It's a slow processes just like it is, if you will, in the United States. You have to go through certain trials and demonstrations or certifications, if you will. We are making headway in that space. We are doing that right now.

Sean Sullivan^ I know you have sold to one of the former republics, right. You announced in the past six months.

Darryl Jones^ That's exactly right.

Glenn Bolduc^ Correct.

Sean Sullivan^ Okay, good.

Glenn Bolduc^ And there are other opportunities that we are active with.

Sean Sullivan^ Darryl, you mentioned 100 or 200 units tender opportunities outside the U.S. Did you mean the total was 100 or 200 units or whether substantial units involved in a number of possibilities?

Darryl Jones^ Yes. I am glad you asked that question because I want to clarify that statement. What I meant was, if I look at certain tenders today, I said that I could see their request would be, you had to be on the QPL and just today I could see about 100 to 200 units. I was being very vague about that. And that's just a snapshot in time. So over the fiscal year, it's going to be probably be even more. So the question was, can we play in those new opportunities now and the answer is yes.

Glenn Bolduc^ And let's just be a little more specific. Most of those opportunities are in aviation as well, right. Yes, so most of those opportunities, Sean, are in aviation.

Sean Sullivan^ Snapshot in time.

Glenn Bolduc^ And as Darryl said, it's a snapshot in time. I know when Darryl answered the question, he was speaking in terms of the pipeline that we are looking at just today and Monday's happens to be the day that we do our pipeline reviews here every Monday.

Darryl Jones^ That's just an example.

Glenn Bolduc^ Yes.

Sean Sullivan^ Yes. Got you. Okay, I am going to get back to a question that was asked or a statement. The media is talking about terrorist having bombs that are undetectable and you handled the fact that that's not true.

However, the CNN and other media have reported that. Do we have any kind of an effort to counteract those incorrect statements and to therefore highlight our equipment as being able to detect anything that we think terrorists can bring to the table?

Glenn Bolduc^ So let me answer that, Sean. We have been contacted, I won't name them, but by various news agencies. That question gets braced to us in most of those discussions and I answer it exactly the same way I answered it earlier today.

So we detect what our government tells us we have to detect. We detect to the levels that we are supposed to detect to, and perhaps more importantly, there isn't anything out there that the government has asked us to detect that we were unable to detect. Any other way to say it, Bill?

Bill McGann^ No. The government knows what the threats are.

Glenn Bolduc^ Right and well, actually to Darryl's point, the government are the only ones, I hope I am using the right tense there who knows what the threats are. I am sure you have many terrorists or non-government organizations who would love to say that there are things that are not detectable. We have built a product that has an expandable platform so that when new threats come online, we believe we will be able to detect them.

Let me put it to you differently. We haven't seen anything that we haven't been able to detect that they have thrown us. Correct? Scientists?

Darryl Jones^ And there might be variations, like for example narcotics. One country will have insurgents of narcotics going across their borders. They want to stop versus another one. So it's up to the government. They tell us what they want us to detect.

Sean Sullivan^ No, I understand that. But I am looking at the potential PR opportunities where CNN or whomever says there are undetectable bombs out there, according to XYZ and -

Glenn Bolduc^ You also -- go ahead, I am sorry.

Sean Sullivan^ That's okay. That the information is incorrect. It seemed as though it would be an opportunity for us to highlight our systems by talking about we think that we can handle or we know we can handle anything that the U.S. government and other governments say our danger? In other words, is this a PR opportunity for us, because it's in the front of mind of everybody over the last month is undetectable bombs allegedly and -

Glenn Bolduc^ There is little value in that to us, if you think about it. The media is going to report what it wants to report. We have had conversations with most of the names that have been most of the media outlets have been discussed on this call. We have given them the information that we can provide them.

At one time or another, you have seen us on television or on radio reports or in the press where we have spoken about these things. It's up to them to come to us at this point. We have gone to them and we have advised them that it's the government that tells us what we have to detect, we detect it.

And the last thing in the world that we wanted to do is, we don't want to overly alarm people and we don't want to tell people everything is all right if it's not, but what we do know is what our equipment is capable of doing right now.

Sean Sullivan^ Okay. I also understand you. You don't want to let the terrorists know what you know.

Glenn Bolduc^ Thank you.

Sean Sullivan^ Right, one last questions. Bill mentioned a new platform that leads me into the miniaturized handheld and any other R&D projects that hopefully are near completion. Could you or Bill or Darryl speak about that? R&D, the new platform and what we can anticipate in the next six months or whatever time frame you want to use?

Glenn Bolduc^ Sure. I will start and I will ask Bill and Darryl to fill in for me. Today, we offer two products, our H150 which has been our bulwark for the last 10 years and we have sold quite a few of those, mostly international.

We recognize the need to sell domestically and the way to do that was, we had to move to a swab system and we built the B220. That B220 is now approved as much as it can be here in the United States. Obviously, you always want to refresh your product. So we will work on refreshing the H150. We will also work on refreshing the B220 when the time comes.

We have a very, very active development group that's always looking to make things better, easier, cheaper, et cetera, et cetera. And when the time comes, we will report on that. We are just not prepared to release any news on that other than it is stuff that we are working on. We are very confident and pleased with the progress that we have made so far.

And we believe we will maintain our position in the marketplace as a company that is very responsive to customer needs and government needs as it relates to explosives and narcotics detection and we do believe you will see that in several varieties that include not only a benchtop but also a handheld.

Bill, anything you have got?

Bill McGann^ Well, I mean yes, it's a bit more of the same, but I will touch upon one thing. I know we have talked about hybrid IMS mass spec, which is fundamentally a leapfrog in technology going into a product, but just going back for a second, we talk about the platform concept where the B220 is the newest platform and what we do in the benefit of a platform is you have reusable technologies.

So we can take the exact core technology modules of a B220 and apply them to refresh the handheld, which is what is going on. And then over time, this thing iterates back-and-forth so that you are always putting the best of the best technologies, improvements into the next generations of each of those handheld and desktop platforms. Okay.

The IMS mass spec comes into play as sort of a fundamental new design and Mr. Sullivan, I know we have spoken about this in the past.

Sean Sullivan^ Yes.

Bill McGann^ And that's progressing very well. In fact, I think I can say that we are in the process of sharing data and showings and unveiling that system to some of these very same key government stakeholders who we have been talking about on the call. And they are well aware of it.

They are requesting our data packages. We are starting to think about when we can begin testing in their laboratories. All this is ongoing, but we don't make a lot of noise about that stuff. We just do it.

Sean Sullivan^ Okay, great. Thank you.

Operator^ There are no further questions in queue at this time.

Glenn Bolduc^ Well, to those folks still on the call, thank you very much for your time today. To those folks that ask questions, thank you for your questions. As always, we remain committed in the fight against terrorism. We believe we do it in a better way and we believe our products will demonstrate that as we move forward.

For any of you who would like to visit us here at the Company, you know you are welcomed. We have entertained probably about seven or eight shareholders over the course of the last month or two.

We enjoy the visits and thank you very much for doing that. Please just give us a call if you would like come in to visit with us. If that's it, good bye from here, and we look forward to speaking with you again in about the six or seven weeks.

Operator^ Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.